Exhibit (a)(7)

Cowen & Company

27th Annual Healthcare Conference

March 14, 2007

Matthew Emmens, CEO Shire plc

THE "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION
REFORM ACT OF 1995

Statements included herein that are not historical facts are forward
-looking statements. Such forward -looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire's results could be materially affected. The risks and uncertainties include, but are not limited to: risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization; the impact of competitive products, including, but not limited to the impact of those on Shire's ADHD franchise; patents, including but not limited to, legal challenges relating to Shire's
ADHD franchise; government regulation and approval, including but not limited to the expected product approval dates of SPD503 (guanfacine extended release) (ADHD) and SPD465 (extended release of mixed amphetamine salts) (ADHD); Shire's ability to secure new products for commercialization and/or development; Shire's planned acquisition of
New River Pharmaceuticals announced February 20, 2007; and other risks and uncertainties detailed from time to time in Shire's and its predecessor registrant Shire Pharmaceuticals Group plc's filings with the Securities and Exchange Commission, particularly Shire plc's
Annual Report on Form 10-K for the year ended December 31, 2006.

Goldman Sachs International, Morgan Stanley and Deutsche Bank, which are authorized and regulated in the United Kingdom by the Financial
Services Authority, are acting exclusively for Shire in relation to the acquisition and no one else and will not be responsible to anyone other than Shire for providing the protections afforded to its customers or for providing advice in relation to the acquisition or in relation to any transaction, arrangement or other matter referred to in this announcement.

Acquisition Rationale

    Shire agrees to buy New River for $2.6 billion to gain control of
VYVANSE -future flagship ADHD product

Why New River?

Logical strategic move

Innovative drug - the next generation of ADHD treatment Attractiveness of the ADHD market

Transaction Financing

All cash transaction valued at $2.6bn to be funded by cash:

Committed new bank facilities of $2.3bn

Existing $700 million facilities were cancelled

                        Placing of new ordinary shares raised approximately $900 million

Executed by way of accelerated book built private placement to certain institutional investors

Represents approximately 8.4% of Shire's issued ordinary share capital prior to the Placing*

*Based on closing price of Shire shares on LSE on February 19, 2007 of (pound)10.75

New River Acquisition Terms

All cash transaction $64 per share (approximately $2.6 billion total)

10% premium to New River's closing price on 16 February 2007 14%
average price over the last 4 weeks prior to closing date RJ Kirk, New
River's CEO, who beneficially owns 50.2% of the total outstanding shares of New River common stock has agreed pursuant to a tender and support agreement with Shire that he will tender his shares in the tender offer Subject to shareholder and regulatory approvals -
anticipated to close by the end of Q2 2007 Retain our financial flexibility to make further acquisitions

Rationale

Logical strategic move

Transition from ADDERALL XR Gain full economic benefit of the drug

Significantly enhances Shire's EPS growth from late 2009 Fully control development and commercialization strategy Further studies in ADHD, additional product indications Adds to Shire's product pipeline and broadens technology platform

Rationale

Unique drug - next generation of ADHD treatment

VYVANSE innovative and future flagship product for ADHD Favorable therapeutic profile; long acting, lower abuse potential FDA approval received on February 23 Strong IP until 2024

Attractiveness of the ADHD market

6% potential annual US prescription growth Adult market opportunities
Europe - plan to file VYVANSE in 2009

VYVANSE provides duration of effect throughout the day

    Change in LS Mean Score at Endpoint From Baseline on Conners' Parent Rating Scale (CPRS) Across the Day

Median daily dosing time was between 7:30 AM and 8 AM.

The CPRS was used to assess the duration of therapeutic response in
285 patients by separately analyzing the assessments performed per protocol in the morning (~10 AM), afternoon (~2 PM), and evening (~6
PM).

*P less than .0001 vs placebo. Data on file. Shire US Inc.

Incidence of Vyvanse Most Common Adverse Events Over Time

1st Occurrence or Recurrence

Decreased appetite Abdominal pain

Insomnia Irritability

Data on file, Shire US Inc.

Difference between 218 vs 178 includes patients that violated the protocol or did not follow up for Check up.

Study Shows Global ADHD Growth

"ADHD could become the leading childhood disorder treated with medications across the globe." - Richard Scheffler, Reuters, 3/6/07

"The usage of ADHD medications increased 274 percent during the study period. " - Medical journal Health Affairs "Cross-cultural research has shown that ADHD exists in all cultures, with increased access to public education a factor in its

detection. " - Psychologist Stephen Hinshaw of UC Berkeley

*Study period 1993 - 2003

US ADHD Prevalence and Treatment

              Pediatric Patients (4-17)* Adult Patients*

Prevalence

Treated

* 2004 NHIS (National Health Interview Survey, given by CDC); Kessler et al, 2005

Growth in European ADHD market

             Circa $200 million market growing at CAGR > 70% and
likely to more than double by 2010

EUROPE FRANCE

GERMANY SWITZERLAND

UNITED KINGDOM IRELAND

SPAIN BENELUX

SWEDEN

Source: IMS

Scientific efforts in ADHD advancing dramatically across Europe

Diagnosis of ADHD evolving in Europe

     Increasing                                   adoption of US
                                                  diagnostic criteria
                                                  (DSM-IV*) ADHD
                                                  treatment guidelines
                                                  being developed and
                                                  communicated

Pan - European Guidelines

NICE - 2000; 2006; 2008/09 (planned)

British Association of Psychopharmacology - 2006 (ADHD in Adults)

Increased clinical research in ADHD in Europe

Germany, UK, Netherlands leading the way

* DSM-IV = Diagnostic and Statistical Manual of Mental Health Disorders

The Next Generation,

Prodrug Stimulant for ADHD

2006 Year End Review

2006 Financial Highlights

Product sales up 16% to $1,536 million Total revenues up 12% to $1,797 million Cash and cash equivalents up $470 million Dividends up 15% EPS
(diluted)

GAAP                                         $        1.64

Non GAAP(excluding FAS 123R)                 $        1.87

Cash EPS(excluding FAS 123R and amort.)      $        2.11

2006/2007 Highlights - Executing on Strategy

Expansion of the business through significant advancement of our late stage pipeline

ADHD

VYVANSE - Approval received - launch planned Q2 2007 DAYTRANA -
transdermal patch, successful US launch in progress SPD465 -
long-acting stimulant for adults - May 21, 2007 SPD503 - non-stimulant for pediatric - June 24, 2007

GI

LIALDA / MEZAVANT - launch planned Q2 2007

2.4g/d to 4.8 g/d (2 to 4 tablets) taken once daily for induction of remission and 2.4g/d (2 tablets) taken once daily for maintenance of remission

2006/2007 Highlights - Executing on Strategy

Renal

FOSRENOL - now launched in Germany and France; to be launched in UK,
Spain and Italy in 2007

US co-promote agreement with Abbott Laboratories - effective as of
February 2007

DYNEPO - Q2 07 European launch planned

Human Genetic Therapies

ELAPRASE - US and European launches in progress

261 patients globally on therapy at the end February 2007 400 additional patients identified globally

REPLAGAL - Approval received in Japan - launch planned for Q2 2007

Early stage pipeline to develop future product candidates

GA-GCB: phase 3 clinical program initiated in Gaucher disease Three enzyme replacement projects advanced to pre-clinical development

Sanfililppo (Mucopolysaccharidosis IIIA) Metachromatic Leukodystrophy
Hunter syndrome CNS

SPD500 (tissue protective cytokines pre-clinical): in-licensed from
Warren Pharmaceuticals for renal and genetic disease areas SPD493
(Valrocemide Phase 1): in-licensed from Yissum Research and
Development Company for CNS disorders New SPD491: once-a-day, non-opiate, transdermal analgesic with the goal of non-scheduled labelling to treat moderate to severe pain New SPD535: pre-clinical evaluation of a novel compound for the treatment of platelet reduction

Outlook - 2007

t 0 0 Shire's EPS , Non GAAP measure for 2007 will be Cash being GAAP
EPS excluding significant milestone payments, amortization (up approx
20% over 2006) and FAS123R (approx $45m). The following guidance excludes these costs and the impact of the New River acquisition.

2007 revenue growth expected to be around 20% (assuming prescription growth in the ADHD market of 4-6%).

Earnings for 2007 will continue to be impacted by costs associated with the ongoing development and launch of new products.

Up to 6 new products to be launched during 2007 and H1 2008 in addition to the continued growth of DAYTRANA, ELAPRASE & FOSRENOL in the US and ELAPRASE & FOSRENOL in Europe; Launches will require additional advertising and promotional spend and in some cases additional sales representatives. Consequently, SG&A expected to rise to between $930-960m for 2007; Phase 3(b) and Phase 4 studies to support new product launches, the continuation of phase 3 trials on
GA-GCB, the development of the Women's Health franchise, pre-clinical development of 3 HGT projects and 2 further pre-clinical projects expected to result in R&D spend in the range of $360-380m.

Depreciation is expected to increase by approximately 20% compared to
2006; and Estimated tax rate - approximately 26% (down 1%).

Concluding Remarks

Concluding Remarks

Shire to gain control of VYVANSE, future flagship product for ADHD

Logical strategic move

Innovative drug - next generation of ADHD treatment Attractiveness of the ADHD market

Retain our financial flexibility to make further acquisitions

2006 Results - Concluding Remarks

Excellent results - the business continues to perform strongly

Successful launches in 2006 with guidance for robust revenue growth

Continuing to demonstrate our ability to execute

ADDERALL XR - leading US market share DAYTRANA - strong launch
ELAPRASE - approved in US and EU FOSRENOL - strong start in Europe
SPD465 - PDUFA May 21, 2007 SPD503 - PDUFA June 24, 2007

Additional product launches by mid-2007 - on track

VYVANSE

LIALDA / MEZAVANT DYNEPO

Early stage pipeline advancing toward clinical development

Questions and Answers

All

APPENDIX

Total Revenues

                          2006        2005

                            $m          $m

Product Sales          1,535.8     1,327.7         + 16%

Royalties                242.9       242.9

Other Revenue             17.8        28.7

Total Revenues         1,796.5     1,599.3         + 12%

Major Product Sales

	2006 $m	2005 $m	Sales Growth	US RX* Growth
ADDERALL XR	863.6	730.8	+18%	+8%
PENTASA	137.8	136.1	+1%	+2%
REPLAGAL	117.7	**94.6	+24%	N/A
CARBATROL	68.3	72.1	-5%	-9%
XAGRID***	53.3	46.8	+14%	N/A
FOSRENOL	44.8	53.5	-16%	+34%
DAYTRANA	25.1	N/A	N/A	N/A
ELAPRASE	23.6	N/A	N/A	N/A

* Source: IMS Data
** Includes pre-acquisition sales of $53.3m
*** worldwide sales excluding US and Canada

28

Royalties

              2006     2005             Growth

              $m       $m

3TC           150.9    159.8                -6%

ZEFFIX        34.8     30.5          +      14%*

Other **      57.2     52.6          +       9%

Total         242.9    242.9                 0%

* Foreign exchange movements have contributed +1% to reported growth

** Includes REMINYL/RAZADYNE

Financial Ratios

(on a non-GAAP basis, excluding FAS123R)    2006       2005

COGS : Product sales                          13%        13%

Gross margin                                  87%        87%

R&D : Revenues                                17%        18%

SG&A (excl. D&A) : Product sales              52%        48%

Operating margin                              22%        27%

This slide contains non GAAP financial measures. Management believes that the presentation of these non GAAP financial measures provide useful information to investors regarding Shire's performance as the excluded items are not indicative of the ongoing business in 2006 &
2005.

Cash flow -2006

Millions of USD

Cash generation                 + 581

Tax / interest                   + 39

Net fixed asset purchases       - 109

Product milestones               - 59

R+D payments                     - 81

Adderall IR Sale                 + 63

IDB loan repayment               + 71

Equity financing                 - 42

Cash surplus for 2006 (1) : + 463

(1) Cash & cash equivalents up $470m less short term investments down
$7m.

Net Cash at 31.12.05           694

Cash Surplus 31.12.06          463

Net Cash at 31.12.06         1,157

Provision for amounts due     (452)

for appraisal rights

Restricted cash                (30)

"Free Cash" at 31/12/06        675

Net Income/EPS

                                      2006        2005(1)

Net income ($m)

- GAAP                               278.2      (578.4)

- Adjustments                         10.7       892.4

- Non GAAP(2)                        288.9       314.0         -8%

EPS (diluted):

- ADS                                163.8c     (346.8c)

Non GAAP EPS (diluted)(2)

- ADS                                170.1c      187.8c        -9%

Non GAAP EPS (diluted)(2)

- ADS (excluding FAS123R)            187.2c      201.4c        -7%

(1) Adjusted to reflect retrospective adoption of SFAS 123R and restated for the correction to the value of TKT's IPR&D

(2) These are non GAAP financial measures. They exclude items that management believe are not indicative of the ongoing business in 2006
& 2005.

2006 Actual v Guidance

                                  Actual                Guidance

Revenue growth                      12.3%              12% - 14%

R&D - GAAP ($m)                      387

Less New River milestone             (50)

Warren up front                       (6)

Duramed up front                     (25)

FAS123R                               (5)

R&D - Non GAAP ($m)             $    301        $  310m to $330m

SG&A - GAAP ($m)                     835

Less: FAS123R                        (34)

SG&A - Non GAAP ($m)            $    801        $  770m to $800m

D&A increase                          34%                     30%

Tax rate                              27%                     28%

2006 Cash EPS

                                    2006        2005

Non GAAP EPS (diluted)(1)

- ADS                              170.1c      187.8c      -9%

Non GAAP EPS (diluted)(1)

- ADS (excluding FAS123R)          187.2c      201.4c      -7%

Cash EPS (diluted)(2)

- ADS (excluding FAS123R and       211.2c      220.7c      -4%

amortisation)

(1) These are non GAAP financial measures. They exclude items that management believe are not indicative of the ongoing business in 2006
& 2005. (2) This represents cash EPS and will be the measure which management intend to use for guidance in 2007

EPS Reconciliation

	2006 $m	2006 cents/ADS	2005 (1) $m	2005 (1) cents/ADS
Net income for diluted EPS (ADS)	**278.2**	**163.8c**	**(578.4)**	**(346.8c)**
TKT in-process R&D write-off	-	-	815.0	487.5c
Cost of product sales fair value adjustment	47.0	27.7c	41.9	25.2c
New River milestone and upfront payments	50.0	29.5c	50.0	30.0c
Up-front license payments (Duramed & Warren)	30.5	18.0c	-	-
Reorganisation / integration costs	5.6	3.3c	23.6	13.8c
Gain on disposal of drug formulation business	-		(3.6)	(2.1c)
Gain on sale of product rights	(63.0)	(37.1c)	-	-
Taxes on above adjustments less dilution impact of Non GAAP adj	(18.8)	(11.1c)	(31.4)	(18.0c)
Gain on disposition of discontinued operations	(40.6)	(24.0c)	(3.1)	(1.8c)
Net income for non GAAP EPS (ADS)	**288.9**	**170.1c**	**314.0**	**187.8c**
FAS 123R effect (net of tax)	31.3	17.1c	25.6	13.6c
Net income for non GAAP EPS (ADS) (Ex FAS 123R)	**320.2**	**187.2c**	**339.6**	**201.4c**
Amortisation (net of tax)	41.2	24.0c	32.5	19.3c
Net income for non GAAP EPS (ADS) (Ex FAS123R and amortisation)	**361.4**	**211.2c**	**372.1**	**220.7c**

(1) Adjusted to reflect retrospective adoption of SFAS 123R and restated for the correction to the value of TKT's IPR&D

(2) These are non GAAP financial measures. They exclude items that management believe are not indicative of the ongoing business in 2006 & 2005.

35

Additional Information

This presentation is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell
New River common stock. The tender offer is being made pursuant to a tender offer statement on Schedule TO (including the offer to purchase, letter of transmittal and other related tender offer materials, which were mailed to New River's shareholders) filed by a subsidiary of Shire with the Securities and Exchange Commission
("SEC") on March 2, 2007. In addition, on March 2, 2007, New River filed with the SEC a solicitation/recommendation statement on Schedule
14D-9 with respect to the tender offer, which was mailed to New
River's shareholders. The tender offer statement (and related materials), as it may be amended from time to time, and the
solicitation/recommendation statement, as it may be amended from time to time, contain impo rtant information, including the various terms of, and conditions to, the tender offer, that should be read carefully before any decision is made with respect to the tender offer. These materials may be obtained free of charge by contacting the information agent for the tender offer, Innisfree M&A Incorporated, at (888)
750-5834 (toll-free from the U.S. or Canada) or (412) 232-3651
(toll-free from outside the U.S. and Canada) . In addition, all of these materials (and all other materials filed by New River and Shire with the SEC) are available for free at the website maintained by the
SEC at www.sec.gov.